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                                                                   EXHIBIT 10.38

                     ALTERNATIVE TECHNOLOGY RESOURCES, INC.
                                  629 J Street
                              Sacramento, CA 95814
                               tel (916) 557-9900
                               fax (916) 447-9324


                                 April 14, 2000

Mr. Jeffrey S. McCormick
251 Commonwealth Avenue
Boston, Massachusetts 02116

        Re:  Employment Agreement

Dear Mr. McCormick:

        This letter is to confirm our understanding with respect to your employment by Alternative Technology Resources, Inc., a Delaware corporation (the "Company") (the terms and conditions agreed to in this letter shall hereinafter be referred to as the ("Agreement"), which employment commenced on February 17, 2000. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed to continue your employment with the Company on the following terms and conditions:

        1.     Employment.

        (a) The Company will employ you, and you agree to be employed by the Company, as Chief Executive Officer of the Company reporting to the Board of Directors of the Company (the "Board"). You shall have the responsibilities, duties and authority commensurate with the position of Chief Executive Officer. In addition to your primary duties, you shall perform such other services for the Company, consistent with your title and position, as may be assigned to you from time to time by the Board. In addition, beginning July 1, 2000 and for the remaining term of your employment hereunder, the Company will cause you to be nominated and elected to serve as a Director of the Company.

        (b) As Chief Executive Officer, you shall devote your substantial efforts and services to the Company. The foregoing notwithstanding, the Company acknowledges that you currently hold and may continue to hold an interest in Saturn Asset Management, Inc., a Delaware corporation with an office in Boston, Massachusetts, and that you are currently involved with, and may continue to be involved with, and to hold economic interests in Saturn Asset Management, Inc. and in its affiliate and portfolio companies (collectively, "Saturn"), including, without limitation, being on the investment committee of a Saturn fund. The Company consents to your continued relationship with, and involvement in, Saturn in consideration of, among other things, that your relationship with Saturn may (but is not guaranteed or required to) result in certain benefits to the Company.


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Mr. Jeffrey S. McCormick
April 14, 2000
page 2

        2.     Term of Employment

        (a) Term; Termination. Your employment pursuant to the terms of this Agreement will commence on the date hereof (the "Commencement Date") and, unless terminated as set forth below, your employment shall continue for an initial term ending on February 17, 2005. Thereafter, unless terminated as set forth below, this Agreement shall automatically continue for successive terms of one
(1) year unless terminated by either party by written notice to the other party given at least thirty (30) days prior to the end of the initial or any succeeding term (a "Non Renewal Notice"). Notwithstanding the foregoing, your employment hereunder shall be terminated upon the first to occur of the following:

               (i)    Immediately upon your death;

               (ii)   By the Company:

                      (A) By written notice to you effective the date of such notice, following your failure, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of one hundred and eighty (180) days within any period of three hundred and sixty (360) consecutive days during the term hereof ("Disability");

                      (B) By written notice to you effective on the date of such notice, for Cause, as defined herein; or

                      (C) By written notice to you effective thirty (30) days after the date of such notice and, subject to
                             Section 4 hereof, without Cause; or

               (iii) By you by written notice to the Company effective thirty
        (30) days after the date of such notice.

        (b) Definition of "Cause". For purposes of this Agreement, "Cause" shall mean, in all cases after the date of this Agreement, (i) a continuing material failure by you to render services to the Company in accordance with your properly assigned duties (other than such a failure as a result of Disability) and such failure of performance continues for a period of more than thirty (30) days after notice thereof has been provided to you by the Board, (ii) any action or omission by you involving willful misconduct or gross (but not simple) negligence in the course of your performance of your duties to the Company hereunder and which results in material harm to the Company, (iii) your conviction of a felony, either in connection with the performance of your obligations to the Company or which otherwise shall adversely affect your ability to perform such obligations, or shall materially adversely affect the business activities, reputation, goodwill or image of the Company, (iv) your willful disloyalty, deliberate dishonesty, or deliberate breach of fiduciary duty related to your employment by the Company, or (v) the commission by you of any act of fraud, embezzlement or deliberate disregard of a material written rule or policy of the Company.

        (c) Definition of "Change of Control". For purposes of this Agreement, "Change of Control" shall mean an event involving one transaction or a related series of transactions in which

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Mr. Jeffrey S. McCormick
April 14, 2000
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any of the following occurs: (i) the Company issues securities equal to twenty-five percent (25%) or more of the Company's issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership, limited liability company, or other entity, including a "group" within the meaning of SEC Exchange Act Rule 13d-3, (ii) the Company issues voting securities equal to twenty-five percent (25%) or more of the issued and outstanding voting stock of the Company in connection with a merger, consolidation, or other business combination, (iii) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving company, or (iv) all or substantially all of the Company's assets are sold or transferred.

        (d) Definition of "Good Reason". For purposes of this Agreement, "Good Reason" shall mean any of the following, unless the basis for such Good Reason is cured within a reasonable period of time (determined in the light of the cure appropriate to the basis of such Good Reason, but in no event less than ten (10) business days and no more than twenty (20) business days) after the Company receives written notice specifying the basis of such Good Reason: (i) the failure of the Company to pay any undisputed amount due to you in connection with your employment by the Company, (ii) the failure of the Company to honor any material obligation to you, including, without limitation, the failure by the Company to register any Company Stock issued to you on which you have Piggy-Back Registration Rights (defined herein) (iii) any diminution in your status, position or responsibilities, including, without limitation, failure to nominate you to serve as a Director or to elect you to and retain you in the position of Chief Executive Officer, (iv) a reduction in your compensation hereunder, (v) a material reduction in the Company's willingness or obligation to indemnify you in respect of actions by you in your capacity as a Director, officer or employee of the Company, or (vi) the Company requiring you to be based at any office or location that requires a relocation or commute greater than 50 miles from Boston, Massachusetts.

        3.     Compensation.

        (a)    Salary; Bonus.

               (i) Base Salary. The Company shall pay you as your compensation for your services provided after May 1, 2000 and thereafter during the term of this Agreement a base salary at the rate of One Hundred Fifty Thousand Dollars ($150,000.00) per year (the "Base Salary"), to be paid in accordance with the standard payroll practices of the Company, less any amounts required to be withheld under applicable law. The Base Salary will be subject to increase from time to time at the discretion of the compensation committee of the Board and shall at all times be not less than the base salary of any other officer or employee of the Company without your prior written consent.

               (ii) Bonus. The compensation committee of the Board, in its sole discretion, may from time to time authorize the payment to you of a bonus (a "Bonus").

        (b) Stock Option. The Company hereby grants to you a non-qualified stock option (the "Option") to purchase up to seven million (7,000,000) shares (the "Option Stock") of the common stock, $.01 par value, of the Company (the "Company Stock"). The following terms shall be applicable with respect to the Option and the Option Stock:

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Mr. Jeffrey S. McCormick
April 14, 2000
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               (i) The Option Stock shall vest over a five (5) year period, with twenty percent (20%) of the Option Stock vesting on February 17th of each year commencing February 17, 2001 and continuing through and fully vesting on February 17, 2005. Notwithstanding the foregoing vesting schedule, the vesting shall accelerate and the Option Stock shall become one hundred percent (100%) vested upon (A) your death, (B) in the event of a Change of Control of the Company, (C) in the event of a change of a majority of the current Board of Directors during the term of your employment or (D) in the event of either a termination by you for a Good Reason or a termination by the Company without Cause.

               (ii) The strike price or exercise price (the "Exercise Price") for the Option Stock shall be Three Dollars ($3.00) per share, the closing price per share of the Company Stock as of the date of this Agreement.

               (iii) The Option may be exercised by you by tendering to the Company a notice of your election to exercise the Option, together with the Exercise Price, which, at your election, may be made (A) in legal tender, (B) by bank cashier's or certified check, (C) by a non-recourse promissory note (the "Note") issued by you to the Company (except that the interest portion of the Note shall be full recourse and non-refundable to you in any event) that is secured by the Option Stock issued to you and that has terms that include substantially equal semi-annual payments of interest and principal to be paid to the Company over a period of six (6) years at an interest rate which is the lowest rate permitted on the date of the Note by the then current rules and regulations of the Internal Revenue Service to avoid application of the Internal Revenue Code rules and regulations related thereto relating to imputed interest, and no penalty for early payment of the note, (D) by surrendering shares of the Company's Common Stock that have been owned by you for at least six months prior to the date of exercise and that have an aggregate fair market value equal to the aggregate Exercise Price, (E) by delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the aggregate Exercise Price or delivery of irrevocable instructions to a broker to deliver promptly to the Company sufficient funds to pay the aggregate Exercise Price, or (F) by any combination of the foregoing.

               (iv) Subject to the terms of this grant, the Option may be exercised in whole or in part from time to time, but in no event more than ten (10) years after the date hereof.

               (v) The date on which the Company is notified of the exercise of the Option and the Exercise Price is paid to Company (or Company receives notice of your net issue election) is referred to herein as the "Exercise Date". The Company shall forthwith at its sole expense (including the payment of issue taxes), issue and deliver to you certificates for the proper number of shares of Option Stock upon exercise of this Option within ten (10) days after the Exercise Date, and such Option Stock shall be deemed issued for all purposes as of the opening of business on the Exercise Date, notwithstanding any delay in the actual issuance.

               (vi) If the Company at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4,

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Mr. Jeffrey S. McCormick
April 14, 2000
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        S-8 or another form not available for registering the restricted Stock for sale to the public), each such time it will give written notice to you of its intention so to do. Upon your written request, received by the Company within thirty (30) days after the giving of any such notice by the Company, to register any Option Stock issued to you, the Company will use its best efforts to cause all the Option Stock (whether acquired by you before or after such notice) as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by you of such Option Stock ("Piggy-Back Registration Rights"). The foregoing provisions notwithstanding, the Company may withdraw any registration statement referred to in this Section without thereby incurring any liability to you. The Piggy-Back Registration Rights shall be applicable to all Option Stock issued to you and shall survive any termination of your employment. The Company will pay all registration expenses in connection with each registration statement relating to each Piggy-Back Registration in this Agreement.

        (c) Other Stock Registration. The Company is aware that you are or may be acquiring, by purchase or otherwise, six million (6,000,000) shares of Company Stock from James W. Cameron, Jr. (the "Cameron Stock"). As a further material inducement to you to accept employment with the Company, the Company hereby irrevocably grants to you Piggy-Back Registration Rights with respect to the Cameron Stock.

        (d) Vacation. You shall be entitled to fifteen (15) days paid vacation in each calendar year and paid holidays and personal days in accordance with the Company's policies as in effect from time to time.

        (e) Fringe Benefits. You shall be entitled to participate on the same terms as other senior executives of the Company in employee benefits and/or benefit, equity compensation or bonus plans which the Company provides or may establish for the benefit of its senior executives generally, including, without limitation, group life, medical, dental and other insurance, tax benefit and planning services as offered to other senior executives, 401(k), profit-sharing and similar plans (collectively, the "Fringe Benefits").

        (f) Reimbursement of Expenses. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company's business in accordance with the policies adopted from time to time by the Company.

        4.     Severance Compensation.

        (a) For purposes of this Section 4, the delivery to you of a Non Renewal Notice by the Company shall be deemed to be a termination by the Company without Cause.

        (b) In the event that your employment hereunder is terminated by you for a Good Reason or by the Company without Cause, the Company will pay you an amount equal to eighteen (18) months of your Base Salary at the rate then in effect (the "Severance Amount"). The Severance Amount shall be paid in a lump sum no later than thirty (30) days following a termination for Good Reason or a termination without Cause. In addition to the Severance Amount, the Company shall pay to you the

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Mr. Jeffrey S. McCormick
April 14, 2000
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amount of any Bonus that may have been awarded to you as of such date but not yet paid and a pro-rata portion of the Bonus, if any, that would have been payable in respect of the Fiscal Year in which your termination of employment occurs based on the number of days in such Fiscal Year prior to the date of termination. In addition, during the Severance Period (as defined below), subject to applicable law and the terms of the respective policies, the Company, at its expense and at no charge to you will continue to provide you with Fringe Benefits as in effect on the effective date of such termination. For purposes of this Agreement the "Severance Period" shall mean the period commencing on the date of the termination of employment and ending on the date that is eighteen
(18) months after the effective date of such termination.

        (c) In the event that your employment hereunder is terminated either by you in the absence of a Good Reason (including, without limitation, by the delivery to the Company by you of a Non-Renewal Notice), by the Company for Cause, or as a result of your death or Disability, then the Company will have no obligation to pay you (or your estate) any compensation following the date of such termination except as set forth in Section 4(d) below.

        (d) In the event of any termination of your employment for any reason the Company will pay you (or your estate) such portion of your Base Salary as has accrued prior to such termination and has not yet been paid, together with any amounts (i) for accrued unused vacation days, (ii) for expense reimbursements which have been properly incurred or the Company has become obligated to pay prior to termination and have not yet been paid as of the date of such termination and (iii) any vested 401(k) or similar amounts. Such amounts shall be paid as soon as possible after termination. You or your estate, as the case may be, shall be entitled to all Options that are vested and/or that vest as a result of termination of your employment.

        5. Records. Upon termination of your employment with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

        6. No Conflicting Agreements. You hereby represent and warrant you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty. The Company warrants and represents to you that: (i) that is has legal existence and is in good standing in its place of organization and where it has offices, (ii) the execution, delivery and performance of this Agreement (a) is within its powers, and has been duly authorized by all necessary Company action and (b) is and will be the valid and legally binding obligations of the Company, enforceable in accordance with its terms, and that the Company will defend, indemnify and hold you harmless from and against any claim based upon circumstances alleged to be inconsistent with this representation and warranty.

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Mr. Jeffrey S. McCormick
April 14, 2000
page 7

        7.     General.

        (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth above or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made. A copy of any notice from the Company to you shall also be sent to Gadsby Hannah LLP, 225 Franklin Street, Boston, MA 02110, Attn: Jeffrey P. Cleven, Esq. A business day is any Monday through Friday on which first class mail is delivered in Boston, Massachusetts.

        (b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

        (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

        (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

        (e) Assignment. Neither party to this Agreement may assign its rights or obligations hereunder without the prior written consent of the other party.

        (f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and, except as otherwise set forth herein, no person or entity shall be regarded as a third-party beneficiary of this Agreement.

        (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

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Mr. Jeffrey S. McCormick
April 14, 2000
page 8

        (h) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement may be brought in the state or federal courts located in the Commonwealth of Massachusetts and having jurisdiction over such Agreements. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail return receipt requested, postage prepaid, to the party at its address set forth herein.

        (i) Severability. The parties intend this Agreement to be enforced as written. In the event that any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        (j) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

        (k) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

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Mr. Jeffrey S. McCormick
April 14, 2000
page 9

(l) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

        If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

                                       Very truly yours,

                                       Alternative Technology Resources, Inc.


                                       By:
                                          -----------------------------------
                                       Name:  James W. Cameron, Jr.
                                       Title: Chairman

Accepted:



----------------------------------
Jeffrey S. McCormick